 Exhibit 99.1

CONTACT: Meghan Cox Manager Corporate Communications T – (412) 433-6777 E – mmcox@uss.com

FOR IMMEDIATE RELEASE

U. S. STEEL ANNOUNCES RETIREMENT OF CHIEF EXECUTIVE OFFICER MARIO LONGHI

PITTSBURGH, May 10, 2017 – Today, United States Steel Corporation (NYSE: X) announced the retirement of Mario Longhi from the company on June 30, 2017. He stepped down as CEO on May 8, 2017, but he will remain on the board of directors and serve as an employee of the company, providing transitional support, until his retirement. Also, on May 8, 2017, David B. Burritt, currently president and COO, was elected by the board of directors to assume the position of president and CEO as well as become a member of the board.

“Mario played a key role in driving the company’s transformation, including the successful implementation of  The Carnegie Way,” said Chairman David S. Sutherland. “His impact was felt across our company and the steel industry through his efforts in Washington, D.C., to combat unfair trade and create a level playing field. We thank him for his dedication to U. S. Steel.”

Longhi began his career at U. S. Steel in 2012 as executive vice president and chief operating officer. In 2013, Longhi was promoted to president and CEO and elected to the company’s board of directors. He was brought to the company to launch a wide-ranging business transformation. The effort, known as The Carnegie Way, generated marked cultural and operational improvements.

“When I came to the company, I envisioned a five-year tenure, which I have completed,” said Longhi. “I am proud of the progress we have made, which solely resides on the people of this company. U. S. Steel employees dug in, tackled every challenge and never stopped looking for ways to improve everything they could control. I am fortunate to have spent five years working with them.”

-oOo-

2017-00X

United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 250 company with major operations in the United States and Central Europe. For more information about U. S. Steel please visit www.ussteel.com.